1
                             IMS HEALTH INCORPORATED
                                 200 Nyala Farms
                               Westport, CT 06880

                                   MEMORANDUM
                               (Selected Portions)

TO: Executives Eligible to Participate in the IMS Health Incorporated Executive Deferred Compensation Plan

FROM: IMS Health Incorporated

DATE: September 27 1999

RE: Cash Deferrals Under the Executive Deferred Compensation Plan: Terms and Conditions and Related Information

PART II -- TERMS AND CONDITIONS OF DEFERRALS

PLAN INCORPORATED BY REFERENCE AND APPLICABLE TO DEFERRALS.

     All of the terms and conditions set forth in the Executive Deferred Compensation Plan (the "Plan") apply to a participant's election to defer and the resulting deferrals under the Plan. These terms are incorporated by reference into the agreement that arises between IMS Health Incorporated (the "Company" or "IMS Health") and the participant as a result of any election to defer. If any term, condition, or disclosure in this memorandum is inconsistent with a Plan provision, the Plan provision will govern.

COMPENSATION THAT MAY BE DEFERRED; DEFERRAL LIMITS.

     The Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee") has authorized the deferral of the following types of compensation:

     (1)  Cash compensation otherwise payable in the form of:

          o    Salary; and

          o    Annual incentive awards; and

     (2) Compensation payable in the form of the Company's Common Stock ("Stock"), specifically:

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          o    Restricted stock units awarded under the Company's
               Performance-Based Restricted Stock Program (these restricted stock units are referred to as "PERS");

          o Other awards of restricted stock units awarded under any Company plan; and

          o Shares representing the pre-tax "profit" realized on exercise of options in specified circumstances, as described in more detail in the Stock Deferral Prospectus Supplement.

     The Plan imposes limits on the amount of compensation that may be deferred. Under these limits, a participant may defer compensation in a given year only to the extent that it exceeds the social security wage base ($72,600 in 1999; the amount for 2000 will be available in November) plus the amount necessary to satisfy Medicare (1.45% of wages in excess of the social security wage base in 2000) and all other payroll taxes (other than income tax withholdings) imposed on the participant's wages. For administrative convenience, this limit will be applied to cash compensation (and not to Stock-denominated deferrals), so that, regardless of a participant's deferral elections, salary and annual incentive compensation at least equal to this minimum amount will be paid on a non-deferred basis.

     For purposes of this memorandum, a "deferral" refers to the time at which compensation otherwise would have been payable to the participant, but for his or her prior election to defer the compensation hereunder. Thus, the deferral results from the participant's election to defer, but the election occurs earlier in time than the deferral.

     Certain participant rights and benefits under other Company plans are determined based upon the amount of cash compensation paid to an employee. To the extent practicable and consistent with laws and regulations governing Company plans, a participant's cash compensation will be deemed to include amounts of cash compensation deferred under the Plan and exclude payout of amounts previously deferred so that participation in the Plan will not affect the participant's rights and benefits under such other plans.

     The Company will make no matching contributions or other contributions to a participant's account under the Plan, aside from the Company's obligation to pay, at settlement, the value of the deferral account as adjusted to reflect the investment performance of the investment vehicle in which the deferral account balance has been deemed invested.

INVESTMENT VEHICLES.

     Choices of Investment Vehicles. The participant will be permitted to direct the manner in which cash amounts deferred will be deemed to be invested (this flexibility does not apply to Stock-denominated deferrals, which are deemed solely invested in Deferred Stock). The list of investment vehicles from which a participant may choose will be specified from time to time by the Company. Deferrals will be "deemed" to be invested in these investment vehicles on a hypothetical or "notional" basis -- as though the deferred amounts had been invested in the investment vehicles and any earnings reinvested in such investment vehicles. The Plan does not require that the Company actually make such investments, although, as discussed below, the Company may make actual investments in the investment vehicles in certain circumstances. See "--Investment Vehicles--Measurement of Value Based on Trust Assets."

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     Initially, the Company will make available, as investment vehicles for cash deferrals, notional investments in the types of index fund investment vehicles currently available under the Company's 401(k) Plan. The indexes upon which these funds will be based are listed on the attached "Investment Directions Form Under the Executive Deferred Compensation Plan." Information regarding the past history of these indexes accompanies this memorandum. A notional version of the IMS Stock fund under the 401(k) Plan is not an investment vehicle under the Plan. Moreover, notional investment of cash deferrals in IMS Stock -- through the Deferred Stock feature of the Plan -- is not an investment vehicle available at this time. The financial services company which will sponsor and manage the index funds to be investment vehicles under the Plan has not been finally determined at the date of this memorandum.

     The investment return of funds that attempt to replicate the results of financial indexes may differ from the results charted by the index, due to a variety of circumstances affecting the funds. One significant difference that can result in funds underperforming the index on which they are based is that the fund must buy and sell securities, incurring transaction costs, and the fund will be reduced by the amount of management fees paid. There can be no assurance that the index funds that will be available under the Plan as investment vehicles can produce returns in the future that equal the results of the index or equal the returns of the index funds currently available under the Company's 401(k) Plan.

     The Company reserves the right to disapprove any investment direction given by a participant, in which case the participant will be permitted to give an alternative investment direction (subject to approval of the Company). In the absence of an approved investment election, deferrals will be deemed invested in the investment vehicle most closely approximating cash equivalents, unless otherwise directed by the Committee.

     Participant Has No Direct Interest in Investment Vehicles. As stated above, cash deferrals under the Plan do not represent actual investments by the participant in these investment vehicles. Rather, the investment vehicle is used to measure the appreciation or depreciation of the amount deferred and earnings and distributions thereon. Upon settlement of the deferral account, the Company is obligated to pay an amount measured based on the investment vehicle.

     Measurement of Value Based on Trust Assets. The Company is authorized under the Plan to establish one or more grantor trusts -- commonly referred to as "rabbi trusts" -- into which funds may be deposited to be used to purchase assets that match the investment vehicles elected by participants. See "Part II -- Rabbi Trust." Initially, the Company intends to establish and use such a trust in connection with the Plan for deferrals other than those deemed invested in Deferred Stock, although the Company is not obligated to continue this practice. In such case, the time at which deferred cash amounts will be deemed invested in those investment vehicles, including upon deferral of cash or reallocation of previously deferred amounts, will be tied to the timing of the parallel transactions by the trust, and the valuation of your deferral and any earnings thereon or appreciation or loss of value thereof will be measured by the value of the assets of the rabbi trust. This will simplify the administration of the Plan and provide the Company with income that offsets any additional expense relating to its deferred compensation obligation to participants. Note that the use of a rabbi trust may result in delays, expected not to exceed one or two business days, between the date of a cash deferral (the date cash compensation otherwise would have been paid) and the date the Company invests funds through the rabbi trust, and possibly similar delays when participant's make other transactions permitted under the Plan affecting their Deferral Accounts.

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     Participant's Change in Choice of Investment Vehicles; Discontinued
Investment Vehicles. Once you have commenced participation in the Plan, you will be able to change your investment directions for cash deferrals in two ways. First, you may change the investment vehicles in which cash amounts deferred after the date of your new election are deemed invested - i.e., a change in investment directions covering future deferrals.

     EXAMPLE: A participant elects in September 1999 to defer $30,000 of annual incentive, if such amount would otherwise become payable in February 2000, and directs that the deferred amount be deemed invested in a money market fund. In January 2000, the participant files a new investment direction directing that all subsequent cash deferrals be deemed invested in an equity index fund. As a result of this new investment direction, the February 2000 deferral of annual incentive (if it is paid) will be deemed invested in the equity index fund.

You may also reallocate or "switch" the investment vehicles in which previously deferred cash amounts are deemed invested. This "switching" election is a change in investment directions affecting existing deferral account balances (prior deferrals) but not affecting amounts deferred in the future.

     Changes in investment directions that affect future deferral and "switching" changes that affect prior deferred amounts will both be implemented as promptly as administratively practicable. Initially, these changes will be permitted no more frequently that once per month, but the Company may alter the frequency of such changes to promote efficient administration of the Plan.

     The investment vehicles available under the Plan may change from time to time. In the event an investment vehicle you have previously elected is discontinued, you will be given an opportunity to reallocate prior cash deferrals allocated to that investment vehicle and to direct future deferrals to an alternative investment vehicle. If you fail to give timely directions regarding such a change, however, your deferral account balance in that investment vehicle will be automatically reallocated, and your future deferrals will be directed to the investment vehicle that most closely represents cash or cash equivalents.

     A deferral account balance deemed invested in an investment vehicle under the Plan will be credited with amounts equivalent to dividends and distributions on the specified investment vehicle. To the extent reasonably practicable, these amounts will be deemed reinvested in the same investment vehicle. To the extent the investment vehicle provides a dividend reinvestment plan, dividends may be "reinvested" pursuant to such plan.

RISKS INHERENT IN PLAN DEFERRALS AND INVESTMENT VEHICLES

     There are two distinct investment risks under the Plan. First is the risk that the value of the amount deferred will go down or fail to go up at a rate deemed satisfactory by the participant. Any such investment return is based on the investment vehicle selected by the participant, into which amounts deferred are deemed invested. Most of the investment vehicles, particularly those that relate to equity securities, have a substantial risk that they will go down in value based on market conditions and other factors. In such case, the Participant may receive little or nothing upon settlement of his deferral account under the Plan. The Company, the Committee, any trustee of a rabbi trust relating to the Plan, and employees and agents of the Company make no recommendation as to any of the investment vehicles and make no guarantee of the performance of any of the investment vehicles. You are urged to


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consult with a financial advisor or other professional in determining whether to defer compensation under the Plan and in selecting investment vehicles into which amounts will be deferred or reallocated from time to time.

     Second is the risk that the Company is unable or unwilling to pay amounts to which the participant is entitled in settlement of his or her deferral account. As stated above, the "notional" investment in a given investment vehicle is used only to measure the value of the participant's deferral account. Even if the participant has chosen an investment vehicle that has performed well and appreciated in value, the participant still depends on the Company's financial soundness and willingness to pay in order to receive payment in settlement of the deferred compensation. In this regard, if and to the extent that funds are deposited in the rabbi trust, the trustee will be obligated to pay assets out in settlement of deferred compensation obligations under the Plan, unless such assets become subject to claims of creditors of the Company.

ELECTIONS RELATING TO DEFERRALS.

     Participants will be entitled to make elections that have three distinct elements under the Plan:

     (1) One element will specify the type and amount of cash compensation to defer, including salary and annual incentive awards (note:
          Stock-denominated deferrals of PERS, other restricted stock units, and "profit shares" upon exercise of options are discussed in the Prospectus Supplement dated September 27, 1999 (the "Stock Deferral Prospectus Supplement"));

     (2) In the case of cash deferrals, one element will specify the type of investment vehicles in which the deferred amounts are deemed invested, including (i) elections applicable to future deferrals and (ii) "switching" elections reallocating existing deferral account balances; and

     (3) One element will specify the time at which deferrals will be settled. Elections, which further defer the settlement date (so-called "second-look" elections) will be permitted in certain cases.

     With regard to the first element of elections, as to the type and amount of compensation to defer, strict timing rules apply as to the time such elections must be filed with the Company:

     o Salary deferrals -- at least 15 days prior to the beginning of the next calendar quarter, at which time the salary deferral will commence;

     o Annual incentive award deferrals -- no later than October 15, 1999 for annual incentive awards potentially payable in January or February 2000 in respect of 1999 performance; after the Plan start-up year of 1999, these elections must be filed by the end of the third quarter of the year for which the award will be payable (e.g., September 30, 2000 for annual incentive awards potentially payable in January or February
          2001)

     o PERS and other restricted stock units -- at least six months before the date of vesting of the award, except that a filing by October 15, 1999 will be deemed timely for all restricted stock units vesting thereafter during 1999

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     o    "Profit shares" acquired upon exercise of options -- at least six months before the date the option is exercised

These elections become irrevocable upon filing with the Company.

     With regard to the second element of the election, covering the type of investment vehicles in which cash deferrals are deemed invested, an election must be filed with (or prior to) the time any election to defer cash compensation becomes effective. Rules as to the timing of filing a change in the type of investment vehicles elected are discussed under the caption "--Investment Vehicles--Participant's Change in Choice of Investment Vehicles; Discontinued Investment Vehicles."

     The third type of election, as to the time at which deferrals will be settled, is discussed in the next part of the memorandum, under the caption "--Settlement--Timing and Form of Payment."

SETTLEMENT--TIMING AND FORM OF PAYMENT.

     Permitted Elections as to Time of Settlement. The Plan permits considerable flexibility in electing the time of settlement of a participant's deferral account. The primary limitation on these elections is that not more than ten installments may be elected, with the final installment payable not later than ten years after termination of employment due to retirement, death or disability (a "Qualifying Termination"). (The definition of the terms "retirement" and "disability" is set forth below under the caption "--Accelerated Settlement, Including Upon Non-Qualifying Termination.") A participant may elect payout in a lump-sum or installments, at a fixed date which may be during employment or after a Qualifying Termination, or at dates specified in relation to a Qualifying Termination. Generally, these elections will apply to all deferred balances resulting from deferrals of amounts that would have otherwise become payable in a given year.

     Thus, for example, a participant could elect that all deferral account balances resulting from deferrals in 2000 be settled (i) 100% on the first anniversary of the participant's retirement or other Qualifying Termination,
(ii) 50% on the first business day in January 2006 and 50% on the first business day in January 2010, or (iii) $50,000 per year on the first business day in January 2006 through 2009 (to fund child education) and lump sum balance one year after retirement. The participant could elect different settlement dates for year 2001 deferrals. Any payment which otherwise would be due on a non-business day will be deferred to the next business day.

     A participant generally must elect a time of settlement not later than the time the original election to defer is filed. If no new election as to the time of settlement is filed with a new deferral election, the participant's prior election as to the time of settlement of prior deferrals will continue to be in effect for any new deferrals.

     Election to Further Defer Settlement of Deferred Amounts. Elections which further defer the settlement date of existing deferral account balances (i.e., "second-look" elections) will be permitted in the following circumstances. Unless otherwise determined by the Committee, such elections (i) may only be filed while the participant remains employed by the Company or a subsidiary,
(ii) may only operate to further extend the deferral period, and not to accelerate the end of the deferral period for any portion of the deferral account balance, and (iii) must be filed


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at least one year before the date the deferral period to be extended would otherwise end. Thus, for example, a participant who has elected a lump sum payment of the entire deferral account balance one year after termination could, immediately prior to a Qualifying Termination, elect ten annual installment payments commencing on the first anniversary of the Qualifying Termination.

     Accelerated Settlement, Including Upon Non-Qualifying Termination. Regardless of any elections as to the period of deferral, in the event of a termination of employment that is not a Qualifying Termination, the participant's deferral account will be settled as promptly as practicable following such termination. Thus, if the participant terminates employment voluntarily, or is terminated by the Company or a subsidiary with or without cause -- assuming the termination does not qualify as a retirement or a termination due to disability or death -- the participant will receive a lump sum settlement which generally will subject the participant to federal income taxation of the amount distributed in the year of the settlement.

     For purposes of the Plan, the term "retirement" means a voluntary termination of employment (i) at or after attaining age 65 or (ii) prior to attaining age 65 if such termination is approved in advance by the Committee. For purposes of the Plan, the term "disability" means a physical or mental impairment of sufficient severity such that the participant is both eligible for and in receipt of benefits under the long-term disability provisions of the Company's benefit plans.

     Settlement will be accelerated in the event of a Change in Control, as discussed below under the caption "--Effect of Change in Control and Related Transactions." In addition, the Committee may, in connection with a termination of the Plan or otherwise, accelerate the settlement of the deferral account of any or all participants.

     Mandatory Deferrals. The Plan permits the Company to mandate deferrals of awards under other compensation plans and arrangements, with those deferrals to be governed by Plan terms and conditions. The authority to implement compensatory awards under other plans with deferral periods is implicit in those other plans; this provision simply allows the Plan to provide the framework for conveniently administering any such deferrals. The Plan does not authorize the Company to mandatorily defer compensation, such as salary, to which a participant has a legally enforceable right, but it does permit the Company to mandate deferral of compensation awarded as a bonus or as to which the participant has agreed to permit deferrals in the discretion of the Company.

     In this regard, in electing to defer compensation under the Plan, the participant agrees that the Company may impose a mandatory deferral of settlement of the deferred compensation to the extent necessary to ensure that the settlement of the deferred compensation will not result in payment of non-tax deductible compensation by the Company. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), compensation paid to a person who is a "covered employee," which means the Company's Chief Executive Officer and other four other most highly compensated executive officers for the given year, is not deductible by the Company to the extent that the compensation exceeds $1 million and is not qualified "performance-based" compensation (subject to limited exceptions not here relevant). This mandatory deferral would apply only to the extent that the participant has elected a settlement prior to termination of employment, only as to deferrals that do not qualify as "performance-based" compensation, and only to the extent that the settlement, when added to other non-performance-based compensation paid to the participant in a given year or which the Committee deems likely to be paid in such given year, will exceed $1 million. Such


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mandatory deferral would extend only to the earliest time that the compensation could be paid without loss of a tax deduction by the Company under Section
162(m).

     With regard to "performance-based" compensation deferred under the Plan, the Plan provides that (i) if the participant is likely to be a "covered employee" in the year of settlement and (ii) if the compensation would lose its status as "performance-based" compensation due to deferral or the operation of any term of the Plan, then terms of the deferral will be automatically modified to the extent necessary to ensure that the compensation would not, at settlement, be disqualified as "performance-based compensation."

     Form of Payment Upon Settlement. Upon any settlement of the participant's deferral account, he or she will receive, with respect to cash deferrals, payment of the value of his or her deferral account at the settlement date in cash or, in the discretion of the Committee, delivery of other assets having a fair market value equal to the amount otherwise payable in cash. It is the intention of the Company that, if assets other than cash are to be delivered, only assets that correspond in type and amount to the investment vehicles in which the participant's deferral amounts are deemed invested immediately prior to settlement will be delivered to the participant. Any such cash or property may be delivered out of the rabbi trust relating to the Plan in settlement of the Company's obligation. See "--Rabbi Trust."

EFFECT OF CHANGE IN CONTROL AND RELATED TRANSACTIONS

     Special rules apply to any Change in Control and related transactions. For purposes of the Plan, a "Change in Control" has the meaning defined in any employment agreement or change-in-control severance agreement between the Company and the participant or, if no such agreement is in effect at the relevant date, the meaning as defined in the Company's Employees' Stock Incentive Plan. However, no transaction in which the participant is actively participating in a capacity other than as a director, officer, employee or stockholder of the Company will constitute a Change in Control for purposes of that participant's deferral account.

     Upon a Change in Control:

     o All deferral periods will be automatically accelerated to end at the time of the Change in Control and deferral accounts will be settled within five business days thereafter, provided that the Committee may accelerate this settlement (for all or specified parts of a deferral account) in anticipation of a Change in Control for any reason (including to permit the participant to participate in a transaction related to but preceding the Change in Control), subject to such conditions as the Committee may impose.

WITHDRAWALS FOR FINANCIAL EMERGENCY

     A participant may make a written application to the Committee seeking a withdrawal of all or a portion of his or her deferral account to respond to a financial emergency of the participant. The Committee may disapprove such a withdrawal for any reason, and will consider approving such an application only if the participant's financial emergency is of a substantial nature and beyond the participant's control, and if the Participant lacks other readily available assets that could be used to timely address the emergency, such that the payment to the participant of amounts previously deferred under the Plan is warranted. Upon such an approval of an emergency withdrawal, the Committee may specify the amount to be paid out to the participant and the time and manner of such payment. It is expected that withdrawals for


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financial emergencies will be approved only in highly unusual circumstances, and not to permit participant's to respond to financial circumstances that could have been anticipated.

VOLUNTARY WITHDRAWAL SUBJECT TO A 10% PENALTY

     A participant may voluntarily withdraw all or a portion of his or her deferral account balance upon 30 days' notice to the Committee, subject to a penalty equal to 10% of the amount withdrawn. The amount of this penalty will be forfeited and paid over to the Company.

NATURE OF DEFERRED COMPENSATION OBLIGATIONS UNDER THE PLAN

     A participant's rights under the Plan are similar to those of an unsecured creditor of the Company, but subject to certain additional limitations. The obligations of the Company in respect of deferrals under the Plan, including any earnings or appreciation relating to the deferrals, is to make payments to a participant and his or her beneficiaries in accordance with the terms of the Plan (the "Obligations"). The Obligations are unsecured general obligations of the Company, and rank PARI PASSU with other unsecured and unsubordinated indebtedness and other liabilities, including trade payables, of the Company from time to time outstanding. The Obligations, which are denominated and payable in United States dollars, are not convertible into another security of the Company. The Obligations do not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Accordingly, the Company is subject to no limits in its ability to incur other liabilities that would have priority over the Obligations in a bankruptcy. No trustee (including any trustee of a rabbi trust, if one is created and used under the Plan) has been or will be appointed having the authority to take action which would provide any substantial protections to participants with respect to the Obligations, and each participant is responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing agreements of the Company and taking action upon any default by the Company. No specific events are defined as events of default with respect to the Obligations. The deposit of any assets to a rabbi trust under the Plan will provide no substantial assurance that the Company will not default in the Obligations, and the Company will not otherwise segregate or set aside assets in respect of the Obligations.

     To the extent that the Company conducts operations through subsidiaries, all of the assets of its subsidiaries will be used to satisfy the creditors of the subsidiaries before any of such assets are available to the Company or its creditors, including participants. The Company's subsidiaries have numerous liabilities, and Plan participants have no protection from any restriction on subsidiaries incurring additional liabilities. In addition, dividends, loans and advances from certain subsidiaries to the Company may be restricted under debt covenants or other regulations or contractual restrictions.

     In addition, the restrictions on a participant's right to transfer or encumber the Obligations, any risk of forfeiture of awards granted under other Company plans but deferred under the Plan, and the inability of a participant to negotiate the terms of the Obligations cause the rights of a participant to be, in these respects, more restricted than those of other unsecured creditors of the Company.

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10

RABBI TRUST

     The Company intends, but is not obligated, to establish an irrevocable grantor trust -- generally referred to as a "rabbi trust" -- for purposes of measuring the performance of the investment vehicles relating to cash compensation deferred under the Plan, to provide income to offset changes in the amount of the Company's deferred compensation obligations resulting from investment performance, and otherwise to facilitate the operation and administration of the Plan. Such trust provides no substantial protection to participants with regard to risks as to the creditworthiness of the Company, because the assets of the trust will remain subject to claims of the creditors of the Company. The Company may direct the trustee to pay cash or deliver assets in kind to a participant in settlement of his or her deferral account.

FICA/HI TAX OBLIGATIONS; TAX WITHHOLDING; SETOFFS.

     Under U.S. law, amounts deferred under the Plan generally are subject to Social Security and Medicare withholding (FICA/HI) at the time of deferral. A participant who elects to defer under the Plan will have to meet these obligations out of other cash income, and must authorize the Company or a subsidiary or affiliate to withhold other cash compensation to meet these obligations. In other words, no part of the amount deferred will be used to satisfy the FICA/HI obligations. Once deferred, any earnings or appreciation in value of the deferral balance should not subject the participant to additional FICA/HI obligations.

     All withdrawals and payments in settlement of a participant's deferral account are subject to withholding for U.S. federal, state and local income and employment taxes. Similar income, employment and withholding taxes also may apply to participants who are resident in foreign jurisdictions. These may apply at the time of deferral, during any deferral period, or at the time of a withdrawal or payment in settlement of the participant's account.

     Moreover, any withdrawal or payment in settlement of a participant's account may be reduced or retained by the Company and applied to the payment of any deficit of the participant or other obligation of the participant to the Company, the participant's employer, or any affiliate of the Company or such employer. By deferring compensation and participating in the Plan, each participant consents to the right of setoff of the Company, his or her employer, and their affiliates.

NON-TRANSFERABILITY

     A participant's account balances, rights to withdraw and rights to settlement of his or her deferral account, and all other rights under the Plan are not transferable except, in the event of the participant's death, by will or by the laws of descent and distribution or to a beneficiary designated by the participant in accordance with the Plan and any regulations adopted by the Committee permitting such designation. Likewise, a participant's account balances, rights to withdraw and rights to settlement of his or her deferral account, and all other rights under the Plan are not subject to alienation, pledge, encumbrance, attachment, garnishment, levy, or other legal process.

RELIANCE ONLY ON WRITTEN DOCUMENTS; COPY OF PLAN

     The terms of the Plan are set forth in the Plan document, any written rules, regulations, or forms approved by the Committee for use under the Plan, and the portion of this memorandum captioned "Part II -- Terms and Conditions of Deferrals." No person is authorized to make any representation or commitment to a participant or beneficiary that is inconsistent


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11

with such written documents, and no statement regarding the Plan should be relied on unless it is set forth in writing by the Company. This memorandum is intended only to provide a summary of significant terms of the Plan document, and it does not purport to be a complete description of all terms of the Plan. This memorandum is qualified in its entirety by the Plan document.

     A participant may obtain a copy of the Plan document by contacting the Company's Executive Compensation Department at the address set forth below:

             IMS Health Incorporated
             660 W. Germantown Pike
             Plymouth Meeting, PA 19462
             (610) 832-5867

STATEMENTS TO PARTICIPANTS

     The Company intends to provide a statement to each participant recording transactions and balances in the participant's the Plan account since close of the period covered in a previous statement not less frequently than annually.